CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of November 10, 2025 (“Effective Date”), by and between Capstone Green Energy Holdings, Inc., a Delaware corporation, on behalf of itself, its subsidiaries and its affiliates (the “Company”), and BBR Financial Solutions, LLC (“Consultant”).

The Company desires to retain Consultant as an independent contractor to perform certain services for the Company, and Consultant is willing to perform such services in accordance with the terms hereof.

In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services.

Consultant agrees to make John Miller available to act as the Interim Chief Financial Officer for the Company and to perform all services that are normal and customary for this position (“Services”).

Consultant’s primary contact at the Company is Vince Canino, President and Chief Executive Officer.

Company agrees to fully cooperate with Consultant in the performance of the Services, including timely providing all information known or available to it that is relevant to the Services, assisting in disclosures, cooperating in scheduling and related matters, responding timely to telephone calls and correspondence, attending scheduled meetings, and promptly advising Consultant of changes in any material information.

2.	Computer, Phone, Files, Records, Data Retention

Company will provide Consultant with a computer, mobile phone and e-mail (“Systems”) for use in the performance of the Services.

Company shall be responsible for having adequate policies and procedures in place to safeguard the confidentiality and integrity of all confidential information that may apply to communications transmitted using such Systems, including attorney-client privilege. All maintenance and use of such Systems is at Company’s sole risk.

Company agrees to retain all electronic and written communication with Consultant in accordance with its records retention policies, including e-mails and attachments to e-mails (“Records”), and to provide Consultant with a copy of such Records upon request.

Consultant will return the Systems promptly upon the termination of this Agreement.

3.	Fees, Expenses

The Parties agree that Consultant shall bill Company for time associated with providing the Services at the rate of $375.00 per hour. When travel is requested by the Company, the Parties agree that Consultant will charge for time expended in such travel. Consultant agrees to cap domestic travel time at $500.00 per travel day.

Company also agrees to reimburse Consultant for actual reasonable and documented out of pocket costs and expenses incurred by Consultant on Company’s behalf. Typical costs and expenses shall include dedicated office supplies and travel costs and expenses for requested travel that are incurred in accordance with Company policy. Company agrees to make its travel agent available to Consultant for any requested travel and agrees to directly pay for Consultant’s airfare and hotels through the travel agent when possible.

Company understands that it shall be solely responsible for costs and fees associated with third parties experts and consultants, including but not limited to audit and accounting firms.

4.	Billing, Payment

Consultant shall bill Company weekly for Services performed in the preceding week. Weekly statements will identify the Services performed, the time incurred, and the fee for such Services, along with expenses and associated receipts. Consultant acknowledges that the time incurred for his work as a member of the Company’s Board of Directors is not included within the scope of his Services hereunder, and he agrees to maintain time records for those Board activities separately from time records for his Services hereunder.

Weekly statements will be emailed to ap@cgrnenery.com, with a copy e-mailed to Vince

Canino at vcanino@cgrnenergy.com. Company will promptly remit electronic payment to Consultant after its receipt of his statement, which in no event shall exceed ten business days. Consultant will provide Company with payment instructions.

Payment of Consultant’s fees and expenses is not contingent on the ultimate outcome of the

Services. Subject to legal and professional requirements, Consultant may suspend or terminate Services for Company’s failure to promptly pay Consultant. Should Consultant ever need to resort to legal action to collect fees and expenses, the parties agree that if he prevails, he is entitled to recover his reasonable reasonable attorneys’ fees.

5.	Conflicts.

Consultant has no outstanding agreement or obligation that conflicts with this Agreement or Consultant’s provision of the Services hereunder.

6.	Term and Termination.

The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the earlier of the final completion of the Services or earlier termination.

Either party may terminate this Agreement upon giving the other party 14 calendar days’ prior written notice of such termination.

Consultant may immediately terminate this Agreement if there is a material change in the scope of the Services, or if there becomes known undisclosed information that would affect the integrity of the Services.

Upon such termination, the Company will pay all reasonable amounts due and owing to Consultant for Services completed and expenses incurred prior to termination of the Agreement in accordance with the terms set forth herein.

7.	Independent Contractor

Consultant shall perform the Services as an independent contractor to the Company. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation she receives pursuant to this Agreement and agrees to pay all self-employment and other taxes on such income. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company.

8.	Indemnification; Release; Insurance.

A.	At all times during the term of this Agreement:

i.	the Company grants Consultant all rights and protections under Company By-laws, including Article VIII Indemnification; and
ii.	Consultant is an “Officer” of the Company, and Company shall name and maintain Consultant as an “Insured Persons” on its Directors and Officers Insurance Policy.
B.	Company agrees to indemnify, defend and hold harmless Consultant from and against all claims, liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to Consultant’s performance of the Services, excluding Consultant’s gross negligence or willful misconduct in performing the Services.
C.	Company, on its behalf and on behalf of its affiliates, and its and their shareholders, directors, officers, employees, agents and representatives, and their successors and assigns (“Releasing Parties”) hereby absolutely, unconditionally and irrevocably releases and discharges Consultant from any claims, causes of action, actions, suits, defenses, liabilities contracts, agreements, costs, judgments and demands whatsoever, whether at law or in equity, contract, tort or otherwise (“Claims”) which Releasing Parties now has, or may hereafter have, against Consultant, arising out of or related to the Services;

provided however that the foregoing release shall not release Claims resulting from the gross negligence or willful misconduct of Consultant in performing the Services.
9.	Miscellaneous.
D.	Governing Law. This Agreement shall be governed by the laws of Delaware, without regard to its conflicts of law rules.
E.	Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, transfer, assign or delegate any rights, responsibilities or obligations under this Agreement.
F.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.
G.	Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
H.	Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via e-mail to the party at the party’s e-mail address written below or at such other e-mail address as the party may have previously specified by like notice.

(1) If to the Company, to:

16640 Stagg Street, Van Nuys, California 91406   Attention: Vince Canino

e-mail:  vcanino@cgrnenergy.com

(2) If to Consultant, to:

BBR Financial Solutions, LLC

Attention: John Miller

e-mail: bbrfinancialllc@gmail.com

F.

Survival; Severability. Sections 2, 3, 4, 6, 7, 8 and 9 will survive termination of this Agreement. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

The undersigned parties hereby confirm that each has the authority to enter into this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

BBR FINANCIAL SOLUTIONS, LLC CAPSTONE GREEN ENERGY, HOLDINGS INC.

/s/ John P. Miller /s/ Vince Canino

By: John P. Miller By: Vince Canino

Title: Chief Executive Officer Title: Chief Executive Officer